Exhibit 10.10

English translation

Power of Attorney

This enterprise is a limited partnership with the unified social credit code of              established and existing in accordance with the laws of China. On the effective date of this Power of Attorney, this enterprise holds the registered capital of RMB              in              (“Company”). For the equity of this enterprise as of the effective date and in the future in Company (“Equity of this enterprise”), this enterprise hereby irrevocably entrusts              (“WFOE”) to exercise the following rights during the term of this Power of Attorney:

Authorize WFOE or persons designated by WFOE (including but not limited to the directors and their successors of Ximalaya Inc., the parent company of WFOE, and any liquidators replacing the directors of the parent company, but excluding any person who is not independent or who may cause a conflict of interest) (the “Trustee”) as our sole and exclusive agent with full authority to represent us in matters relating to our shareholding, including but not limited to: (1) attend the general meeting of Company and sign the meeting minutes; (2) file the required documents with the relevant Companies Registry; (3) exercise all shareholders’ rights and shareholder voting rights that enterprise is entitled to in accordance with laws and the Articles of Association of Company, including but not limited to the sale or transfer or pledge or disposition of all or any part of the equity of this enterprise; and (4) designate and appoint as our authorized representative, the legal representative, directors, supervisors, general manager and other senior management personnel of Company.

Without the prior written consent from WFOE, this enterprise will not use the information obtained from WFOE to participate in, engage in, involve in or own any business that may compete with the principal operation of WFOE or its related companies or entities. For the avoidance of doubt, this Power of Attorney shall not be construed as authorizing this enterprise or any other person who is not independent or may give rise to a conflict of interest to exercise any of the rights set forth herein.

If this enterprise becomes a person without civil capacity or a person with limited civil capacity due to liquidation or other reasons, the management of this enterprise shall continue to perform its duties and rights under the premise of continuing to abide by the provisions of this Power of Attorney.

The Trustee shall have the right to execute on behalf of this enterprise the Exclusive Purchase Call Option Agreement signed by this enterprise and WFOE and Company on              and the Equity Pledge Agreement signed by this enterprise and WFOE and Company on              (including the amendments, revisions or restatements of the above documents, collectively, the “Transaction Documents”) and all documents required to be signed by this enterprise as agreed in the Transaction Documents, and fulfill the Transaction Documents on time. The exercise of this right shall not limit this authorization in any way.

All acts of the Trustee with respect to the Equity of this enterprise shall be deemed to be the acts of this enterprise and all documents signed shall be deemed to have been signed by this enterprise, and this enterprise shall acknowledge them.

The Trustee shall have the right of sub-entrustment and may re-entrust other persons or units with the handling of the aforesaid matters without having to notify this enterprise or obtain a prior consent from this enterprise. If required by Chinese law, the trustee shall appoint Chinese citizens to exercise the above rights.

Except as otherwise provided in this Power of Attorney, the Trustee shall have the right to allocate, use or otherwise dispose of the cash dividends and other non-cash income generated by the shares of this enterprise in accordance with the oral or written instruction of this enterprise.

As long as this enterprise is a shareholder of Company, this Power of Attorney is irrevocable and shall remain in effect from the issuance date agreed upon by the parties concerned under the Share and Warrant Purchase Agreement for the purchase of all the equity of Ximalaya Inc. on              (the “Effective Date”).

Any dispute arising out of or in connection with this Power of Attorney shall be submitted to Shanghai International Economic and Trade Arbitration Commission for arbitration, and the place of hearing shall be Shanghai. The arbitration tribunal shall consist of three arbitrators appointed in accordance with the Arbitration Rules. The claimant shall appoint one arbitrator, the respondent shall appoint one arbitrator, and the third arbitrator shall be appointed by the first two arbitrators through consultation or by Shanghai International Economic and Trade Arbitration Commission. The arbitration shall be conducted in a confidential manner and the language of arbitration shall be Chinese. The arbitration award shall be final and binding on the Parties. Where appropriate, the arbitration tribunal or arbitrators may determine remedies in respect of the equity or assets of this enterprises in accordance with the applicable Chinese laws, including restrictions on the conduct of business, restrictions or prohibitions on the transfer or sale of equity or assets or the filing of winding-up of this enterprise. In addition, during the formation of the arbitration tribunal, either this enterprise or the Trustee shall have the right to apply to any court of jurisdiction (including the courts of China, Hong Kong and the Cayman Islands) for the grant of interim relief. This Power of Attorney shall remain in force and effect during the arbitration, except for the dispute between this enterprise and the Trustee and the part in the arbitration.

During the term of this Power of Attorney, this enterprise hereby waives and ceases to exercise all rights related to the Equity of this enterprise that this enterprise has already authorized to the Trustee through this Power of Attorney.

(No text below)

IN WITNESS WHEREOF, both parties have caused their authorized representatives to sign this Power of Attorney, which shall take effect on the Effective Date hereof.

The consignor:

Signatory:

IN WITNESS WHEREOF, both parties have caused their authorized representatives to sign this Power of Attorney, which shall take effect on the Effective Date hereof.

Accept:

WFOE:                      (Seal)

Signatory:

Acknowledge:

Company:                      (Seal)

Signatory:

Schedule A

The following schedule sets forth other major similar agreements the registrant entered into with its consolidated variable interest entities. Other than the information set forth below, there is no material difference between such other agreements and this exhibit.

VIE	Executing Parties	Execution Date
Shanghai Ximalaya Technology Co., Ltd.	Shanghai Duofangbu Chiying Venture Capital Partnership (Limited Partnership)	November 29, 2018

Shanghai Ximalaya Technology Co., Ltd.	Shanghai Xiquan Investment Management Center (Limited Partnership)	November 29, 2018

Shanghai Ximalaya Technology Co., Ltd.	Shanghai Xijie Investment Management Center (Limited Partnership)	November 29, 2018